Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. ACQUIRES SECOND CLARK PEST CONTROL

ATLANTA, GA, February 18, 2020 - Rollins, Inc. (NYSE: ROL), a premier global consumer and commercial service company, announced today that its subsidiary, Clark Pest Control of Stockton, Inc., has completed the purchase of Clark Pest Control, Inc., based in Bakersfield, CA.

Clark Pest Control was founded in Fresno, California in the 1940’s by two brothers, Jim Sr. and Charlie Clark. Early in the development of their business, the brothers decided to build separate businesses by splitting up - Charlie went north to Stockton while Jim Sr. went south to Bakersfield. They continued to share the Clark Pest Control name, and their respective businesses grew.

Rollins previously acquired Clark Pest Control of Stockton, Inc., in the second quarter of 2019.

Jerry Gahlhoff, President of Rollins Specialty Brands states, “We are excited that the Clark Pest Control brand has been unified on the West Coast and we welcome our new team members from Clark Pest Control, Inc. to Rollins.”

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its family of leading brands, Orkin, HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, The Industrial Fumigant Company, Trutech, Orkin Australia, Waltham Services, OPC Pest Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

ROL-IR